Exhibit 99.1
Atlas Pipeline Partners, L.P. Declares Record Quarterly Distribution of $0.84 Per Common Limited Partner Unit for the First Quarter 2006
Philadelphia, PA. April 26, 2006 — Atlas Pipeline Partners L.P. (NYSE: APL — the “Partnership”) reported today that it had declared a record quarterly cash distribution for the first quarter 2006 of $0.84 per common limited partner unit, payable May 15, 2006 to holders of record as of May 9, 2006. This is the eighth consecutive distribution increase for the Partnership. The $0.84 distribution per common limited partner unit represents a 12% increase compared with the $0.75 distribution declared for the prior year first quarter.
Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern Texas and the Texas panhandle, the Partnership owns and operates approximately 2,565 miles of intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. The Partnership also operates two gas processing plants and a treating facility in Velma, Elk City and Prentiss, Oklahoma where natural gas liquids and impurities are removed. In Appalachia, it owns and operates approximately 1,500 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. For more information, visit our website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.
Atlas America, Inc. (Nasdaq:ATLS), the parent company of Atlas Pipeline Partners, L.P.’s general partner and owner of 1,641,026 units of limited partner interest of the Partnership, is an energy company engaged primarily in the development and production of natural gas in the Appalachian Basin for its own account and for its investors through the offering of tax advantaged investment programs. For more information, please visit our website at www.atlasamerica.com, or contact investor relations at bbegley@atlasamerica.com.
Statements made in this release include forward-looking statements, which involve substantial risks and uncertainties. The Partnership’s actual results, performance or achievements could differ materially from those expressed or implied in this release as a result of certain factors, including competition within the energy industry, climactic conditions and the price of gas in the Appalachian and Mid-Continent areas, actual versus projected volumetric production from wells connected to the Partnership’s gas-gathering pipeline system, and the cost of supplies and services in the energy industry.

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